Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Reports Third Quarter

SPARTANBURG, S.C.,  October 24, 2007 – Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the nine months and third quarter ended September 30, 2007.

For the nine months ended September 30, 2007, total revenues increased 8.1% to $525.9 million, compared to $486.6 million for the same period in 2006. Total revenues for the quarter ended September 30, 2007 increased 3.0% to $183.9 million compared to $178.6 million for the same period in 2006. For the quarter ended September 30, 2007, total revenues for the centers opened prior to July 1, 2006 and still open as of September 30, 2007 (excluding all centers in Pennsylvania and Oregon) increased 2.6% compared to the same period in 2006.

On September 20, 2007, the Company announced the closing of 31 centers in Pennsylvania, 45 centers in Oregon, and 27 underperforming centers in various other states, for a total of 103 centers. The Company incurred charges of approximately $11.0 million for these center closings during the third quarter, including writing down the value of its receivables by $6.7 million, which includes impaired receivables for the remaining 67 centers in Pennsylvania, center closing costs of $2.9 million, and loss on disposal of fixed assets of $1.4 million. These charges are reflected in the Company’s results for the nine months and quarter ended September 30, 2007.

The provision for doubtful accounts as a percent of total revenues for the quarter ended September 30, 2007, which includes the write down of receivables of $6.7 million, was 27.6% compared to 22.7% for the same period in 2006. Excluding the previously mentioned write down of receivables, the provision for doubtful accounts, as a percent of total revenues, was 23.9%. The Company believes excluding the write down of receivables facilitates an understanding of recurring operating results and the comparison of period-over period performance. Proceeds from the sale of previously written-off customer receivables during the third quarter of 2007 totaled approximately $1.7 million compared to $1.0 million for the same period in 2006.

Center gross profit was $130.7 million in the first nine months of 2007 compared to $137.1 million in the same period of 2006. For the quarter ended September 30, 2007, center gross profit was $30.6 million compared to $48.4 million for the same period in 2006. The previously mentioned write down of receivables and center closing costs reduced center gross profit by $9.6 million for the nine months and quarter ended September 30, 2007.

Net income for the first nine months of 2007 was $42.9 million, compared to $51.3 million for the same period in 2006.  Net income for the quarter ended September 30, 2007 was $5.7 million compared to $18.0 million for the same period in 2006. The previously mentioned write down of receivables, center closing costs, and loss on disposal of fixed assets reduced net income by $6.5 million for the nine months and quarter ended September 30, 2007.

For the nine months ended September 30, 2007, diluted earnings per share were $0.54 compared to diluted earnings per share of $0.63 for the same period in 2006. Diluted earnings per share were $0.07 for the quarter ended September 30, 2007, compared to diluted earnings per share of $0.22 for the same period in 2006. The previously mentioned write down of receivables, center closing costs, and loss on disposal of fixed assets reduced diluted earnings per share by approximately $0.09 for the nine months and quarter ended September 30, 2007.

Commenting on the third quarter 2007 results, Advance America’s President and Chief Executive Officer Ken Compton said, “Our operations were negatively affected in large part by legislative events in Oregon and legal events in Pennsylvania, which resulted in reduced revenue and increased costs due to center closings. Despite these setbacks, we remain focused on executing our core business strategies, which include operational excellence, continued growth and expansion of our geographic footprint, and the further development of new product offerings that we believe will strengthen our performance. All of these are designed to continue our history of returning value to our stockholders.”

Since June 28, 2007, the Company’s subsidiary in the United Kingdom has completed the acquisition of 11 centers and has entered into contracts with an additional 85 limited licensees. The aggregate purchase price for these acquisitions was approximately $4.8 million. On October 18, 2007 the Company opened its first center in Canada, in the province of Manitoba.

Commenting on the acquisition activity in the United Kingdom and the opening of Advance America’s first Canadian center, Compton said, “We believe the acquisitions we have made in the United Kingdom provide the Company with an excellent platform to grow our business there. In addition, we are pleased to have our first center open for business in Canada. We believe that both the United Kingdom and Canada represent tremendous growth opportunities for our Company and we look forward to expanding our footprint in both countries.”

Since becoming a public company in December of 2004, the Company has returned approximately $189 million in cash to its stockholders through the repurchase of shares and the payment of our quarterly dividends.

During the third quarter, the Company repurchased approximately 2.1 million shares of its common stock in the open market for an aggregate purchase price of $27.0 million. The remaining authorization on the Company’s previously announced share repurchase program is $53.5 million. In connection with the stock repurchase program, the Company’s Board of Directors has authorized a pre-arranged repurchase plan intended to comply with the requirements of Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934, as amended.

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.125 per share. The dividend will be payable on December 7, 2007, to stockholders of record as of November 27, 2007.

The Company added 57 and 164 new centers during the three months and nine months ended September 30, 2007, respectively, compared to 91 and 179 during the same periods in 2006. As of September 30, 2007, the Company had an operating network of 2,921 centers and 85 limited licensees in 37 states and the United Kingdom. After giving full effect to the center closings announced on September 20, 2007, the Company’s network of centers totaled 2,849 in 36 states and the United Kingdom.

The Company will discuss the results on a conference call Thursday, October 25 at 9:00 a.m. (EDT).

To listen to this call, please dial the conference telephone number (888) 334-3020. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 6143687) until the close of business on November 1, 2007.

About Advance America:

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,850 centers and 85 limited licensees in 36 states, the United Kingdom and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy, and expected developments in our industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable. Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements. For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and of our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2007, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamericacash.com.

Interim Unaudited Consolidated Statements of Income

Three and Nine Months Ended September 30, 2006 and 2007

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2007	2006	2007

Revenues:
Fees and interest charged to customers	$178,521	$183,926	$474,224	$525,948
Marketing, processing and servicing fees	31	—	12,418	—
Total revenues	178,552	183,926	486,642	525,948

Provision for doubtful accounts and agency bank losses	(40,514)	(50,704)	(79,825)	(97,343)
Net revenues	138,038	133,222	406,817	428,605

Center Expenses:
Salaries and related payroll costs	46,661	50,235	139,379	149,191
Occupancy costs	22,113	24,949	64,242	72,168
Center depreciation expense	4,081	4,343	12,034	12,876
Advertising expense	3,780	6,537	13,210	19,438
Other center expenses	12,955	16,561	40,880	44,247
Total center expenses	89,590	102,625	269,745	297,920
Center gross profit	48,448	30,597	137,072	130,685

Corporate and Other Expenses (Income):
General and administrative expenses	12,978	15,043	39,755	44,006
Corporate depreciation expense	902	780	2,798	2,410
Interest expense	2,170	3,168	3,996	7,771
Interest income	(120)	(63)	(419)	(261)
Loss on disposal of property and equipment	334	1,893	825	2,428
Loss on impairment of assets	—	—	—	314
Income before income taxes	32,184	9,776	90,117	74,017
Income tax expense	13,322	3,792	36,559	30,321
Income before income of consolidated variable interest entity	18,862	5,984	53,558	43,696
Income of consolidated variable interest entity	(894)	(251)	(2,267)	(811)
Net income	$17,968	$5,733	$51,291	$42,885

Net income per common share - basic	$0.22	$0.07	$0.63	$0.54
Weighted average number of shares outstanding - basic	80,821	78,068	81,489	78,765

Net income per common share - diluted	$0.22	$0.07	$0.63	$0.54
Weighted average number of shares outstanding - diluted	80,939	78,136	81,584	78,822

Consolidated Balance Sheets

December 31, 2006 and September 30, 2007 (unaudited)

(in thousands, except per share data)

	December 31,	September 30,
	2006	2007
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$67,245	$32,055
Advances and fees receivable, net	237,725	237,824
Deferred income taxes	11,798	14,394
Other current assets	11,664	15,407
Total current assets	328,432	299,680
Restricted cash	5,446	5,644
Property and equipment, net	63,198	58,482
Goodwill	122,627	127,205
Other assets	5,389	4,304
Total assets	$525,092	$495,315

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,164	$16,200
Accrued liabilities	31,737	30,549
Income taxes payable	14,983	5
Current portion of long-term debt	537	533
Total current liabilities	68,421	47,287
Revolving credit facility	104,835	106,118
Long-term debt	5,678	5,275
Deferred income taxes	13,564	16,836
Other liabilities	157	203
Total liabilities	192,655	175,719

Non-controlling interest in variable interest entity	32,540	31,905

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 79,534 shares outstanding at December 31, 2006; 96,821 shares issued and 77,374 shares outstanding at September 30, 2007	968	968
Paid in capital	285,382	286,778
Retained earnings	118,258	131,667
Common stock in treasury (17,287 shares at cost at December 31, 2006; 19,447 shares at cost at September 30, 2007)	(104,711)	(131,722)
Total stockholders’ equity	299,897	287,691
Total liabilities and stockholders’ equity	$525,092	$495,315